Exhibit 99.2

Executive Summary: MVP’s business consists of uncovering and monetizing academic innovations.  MVP focuses on Intellectual Property (IP) in the mobile device, smart object, sensors and location based services space.  The top 500 Universities around the world collectively receive over $100 billion in grants annually for research that frequently leads to commercially viable IP that is either not brought to market at all, or is under-marketed.  MVP captures this value for our investors.

Multiple Revenue Sources: MVP IP will be monetized through a series of $100M+ companies over the next 3-4 years.  We also have litigation pending against Google Inc. related to our core Video Drive-By data portfolio.  MVP revenue will result from both a series of low-risk, high-reward spin out companies and a single higher-risk, potentially very high pay out litigation.

Leadership: The MVP business is built around the experience of its president and founder, Billy Meadow, who, as an inventor and entrepreneur has created a number of successful companies from both his own patents as well as innovations from research professors.

MVP has been able to attract leaders who feel that their mission fits with their view of how successful business can offer a “double bottom line” rewarding both educators and investors.   For example, our team includes Brian Rivette, a seasoned licensing executive who has been successfully monetizing IP since the mid-1990s.

Another one of our leaders is Shea Ralph, who has founded and built a company from no revenue to over $80M in four years, and consulted on numerous start-ups. Shea is CFO and will be transitioning to VP Channel Licensing.

Joseph Kincart does MVP patent prosecution. Formerly, Joe was General Counsel - Patents for Johnson & Johnson where he led a team developing IP protecting biocompatible micro-sized computing platforms and contact lens based computing solutions.

MVP also hires proven industry executives to guide the new companies in their productization process for one to two years with the objective of building functional-proof-of-concepts that answer the essential questions of large “Distribution Channel” buyers.

Litigation Revenue: Our founder invented a system and method that links parcel databases to Video Drive-By data created from 360 GPS Cameras mounted on vehicles. This innovation solved data capture accuracy issues, which enabled the elimination of millions of hours of drive time for appraisers.  It allowed access to all potential “comparable” properties with an instant on-line search. Unfortunately, due to the introduction of Google Street View and Google’s unwillingness to consider a license, we were forced to enforce our intellectual property in court. Through our subsidiary Visual Real Estate, Inc., we are seeking significant damages for the infringement of our extremely valuable and growing portfolio. Learn more here.

Tight Focus: MVP’s focus on developing inventions that involve mobile devices, smart objects, sensors and location based services allows the resulting products to be quickly put in the hands of billions of end-users who have integrated smart-device technology into their lives. We may sell the entire spin out company to a Distribution Channel entity or license to multiple niche market leaders. These are companies who are best positioned in the market to fully exploit and profit from a particular innovation due to their current sales network and ability to get the product into end-user hands.

Competitive Advantage: MVP is unique in its ability to identify, acquire, productize and distribute both academic and independent inventor IP - and develop it to meet market needs.   Our competitive advantages are manifest in our efficient value creation process, which supplements existing high-value but undeveloped patents with complementary IP.

Each of the inventions we have identified has been overlooked because they are incomplete in some way.  Our business processes complete the inventions through the work of teams of professors from different universities and, sometimes, small inventors as well as business people that have marketing and product development expertise.  These teams efficiently create wealth for our shareholders and dramatically improve royalty streams for the Universities and their inventors.

Our experience has taught us to take an approach that many universities have not examined.  We enhance IP with patent Continuations-in-Part, Divisionals and Accelerated Filings. Our licensing program involves the creation of the global (copyrightable) data that is derived from the innovation that creates sustainable value that can far exceed traditional licensing strategies for MVP shareholders and Universities.

Progress: Established in March of this year, we have already identified over a half a dozen extremely high-value inventions for acquisition and signed an option agreement for the first one from Harvard University.  The Harvard team has created a rubber lens that could create a new class of camera lenses for Smartphones where all objects in a picture are in focus at the same time.  The goal is to make this the “must have” feature on next generation smart phones.

Financial Model: Our approach is to incrementally invest in assets that build demonstrable proof of value.  We maintain tight control on our costs during the productization process. We forecast healthy and growing margins due to a standard process template and investment model for acquiring new innovations, as well as the cost control that results from bringing on a proven industry executive to run the spin offs.

Investor Summary: To date, only the medical device and pharmaceutical industries have been able to effectively communicate the future value of patent assets to the investment community.  MVP represents an early opportunity for investors to participate in the share value appreciation which results from 1) the creation of exciting new University IP focused on meeting the needs of billions of globally connected devices and 2) the rewards of the Google litigation.

We trust you will agree that the economics and societal benefits of our business model are compelling.